UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13G-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13G-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13G-2
(Amendment No. 1)
RIVERBED TECHNOLOGY, INC.

(Name of Issuer)
COMMON STOCK

(Title of Class of Securities)
768573107

(CUSIP Number)
DECEMBER 31, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	768573107	Page 2 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Utah Ventures III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	30,515 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.043% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

(1)	This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.

(3)	This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No.	768573107	Page 3 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Utah Venture Partners III, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	30,515 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.043% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1)	This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.

(3)	This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No.	768573107	Page 4 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Blake Modersitzki

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5.	SOLE VOTING POWER

NUMBER OF		53,298

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		53,298

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	83,813 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.119% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

(1)	This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.

(3)	This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No.	768573107	Page 5 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) James Dreyfous

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5.	SOLE VOTING POWER

NUMBER OF		59,884

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		59,884

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	90,399 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.128% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

(1)	This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons“). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.

(3)	This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No.	768573107	Page 6 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Allan Wolfe

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5.	SOLE VOTING POWER

NUMBER OF		26,714

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		26,714

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	57,229 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.081% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

(1)	This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.

(3)	This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No.	768573107	Page 7 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Carl Ledbetter

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5.	SOLE VOTING POWER

NUMBER OF		59,208

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		59,208

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	89,723 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.127% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

(1)	This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.

(3)	This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No. 768573107	Page 8 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Heidi Huntsman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5.	SOLE VOTING POWER

NUMBER OF		14,681

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,515 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		14,681

WITH:	8.	SHARED DISPOSITIVE POWER

		30,515 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,196 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	.064% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1)     This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)     Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3)     This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No. 768573107	Page 9 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Utah Entrepreneurs Fund III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		0 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1)     This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)     Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3)     This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No. 768573107	Page 10 of 15

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Utah Entrepreneur Partners III, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 (2)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		0 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0 (2)

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0% (3)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)     This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)     Includes (i) 30,515 shares held directly by Utah Ventures III, L.P. and (ii) 0 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3)     This percentage is calculated based upon 70,706,908 shares of the Issuer’s common stock outstanding (as of October 23, 2007), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2007 for the period ended September 30, 2007.

CUSIP No. 768573107	Page 11 of 15

Introductory Note: This Statement on Schedule 13G is filed on behalf of Utah Ventures III, L.P., a limited partnership organized under the laws of the State of Delaware (“UV III”), Utah Entrepreneurs Fund III, L.P., a limited partnership organized under the laws of the State of Delaware (“UEF III”), Utah Venture Partners III, L.L.C., a limited liability company organized under the laws of the State of Delaware (“UVP III”), Utah Entrepreneur Partners III, L.L.C., a limited liability company organized under the laws of the State of Delaware (“UEP III”), Blake Modersitzki (“Modersitzki”), James Dreyfous (“Dreyfous”), Allan Wolfe (“Wolfe”), Carl Ledbetter (“Ledbetter”), and Heidi Huntsman (“Huntsman”) in respect of shares of Common Stock of Riverbed Technology, Inc.

Item 1(a)	Name of Issuer
Riverbed Technology, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices
501 Second Street
San Francisco, CA 94107

Item 2(a)	Name of Person Filing
Utah Ventures III, L.P.
Utah Entrepreneurs Fund III, L.P.
Utah Venture Partners III, L.L.C.
Utah Entrepreneur Partners III, L.L.C.
Blake Modersitzki
James Dreyfous
Allan Wolfe
Carl Ledbetter
Heidi Huntsman

Item 2(b)	Address of Principal Business Office or, if none, Residence
2755 East Cottonwood Parkway, Suite 520
Salt Lake City, UT 84121

Item 2(c)	Citizenship
Each of UV III and UEF III is a limited partnership organized in the State of Delaware. Each of UVP III and UEP III is a limited liability company organized in the State of Delaware. Each of Modersitzki, Dreyfous, Wolfe, Ledbetter, and Huntsman is a United States citizen.

Item 2(d)	Title of Class of Securities
Common Stock

Item 2(e)	CUSIP Number
768573107

Item 3	Not applicable.

CUSIP No. 768573107	Page 12 of 15
Item 4 Ownership

		Sole	Shared	Sole	Shared
	Shares Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Holder	Directly	Power	Power	Power	Power	Ownership	of Class (4)
Utah Ventures III L.P.	30,515	0	30,515	0	30,515	30,515	.043%

Utah Entrepreneurs Fund III, L.P.	0	0	0	0	0	0	0.0%

Utah Venture Partners III, L.L.C.	0	0	30,515	0	30,515	30,515	.043%

Utah Entrepreneur Partners III, L.L.C.	0	0	0	0	0	0	0.0%

Blake Modersitzki	53,298	53,298	30,515	53,298	30,515	82,813	.119%

James Dreyfous	59,884	59,884	30,515	59,884	30,515	90,399	.128%

Allan Wolfe	26,714	26,714	30,515	26,714	30,515	57,229	.081%

Carl Ledbetter	59,208	59,208	30,515	59,208	30,515	89,723	.127%

Heidi Huntsman	14,681	14,681	30,515	14,681	30,515	45,196	.062%

Item 5	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6	Ownership of More than Five Percent of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Not applicable.

Item 9	Notice of Dissolution of Group
Not applicable.

Item 10	Certification
Not applicable.

CUSIP No. 768573107	Page 13 of 15
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 2008	UTAH VENTURES III, L.P.

	BY:	UTAH VENTURE PARTNERS III, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ James Dreyfous

James Dreyfous
Managing Member

February 13, 2008	UTAH ENTREPRENEURS FUND III, L.P.

	BY:	UTAH ENTREPRENEUR PARTNERS III, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ James Dreyfous

James Dreyfous Managing Member

February 13, 2008	UTAH VENTURE PARTNERS III, L.L.C.

	By:	/s/ James Dreyfous

James Dreyfous Managing Member

February 13, 2008	UTAH ENTREPRENEUR PARTNERS III, L.L.C.

	By:	/s/ James Dreyfous

James Dreyfous Managing Member

February 13, 2008		/s/ Blake Modersitzki

Blake Modersitzki

February 13, 2008		/s/ James Dreyfous

James Dreyfous

February 13, 2008		/s/ Allan Wolfe

Allan Wolfe

February 13, 2008		/c/ Carl Ledbetter

Carl Ledbetter

February 13, 2008		/s/ Heidi Huntsman

Heidi Huntsman

CUSIP No. 768573107	Page 14 of 15
EXHIBIT INDEX
     Exhibit No.
99.1 Agreement pursuant to 13d-1(k)(1) among Utah Ventures III, L.P.; Utah Entrepreneurs Fund III, L.P.; Utah Venture Partners III, L.L.C.; Utah Entrepreneur Partners III, L.L.C.; Blake Modersitzki; James Dreyfous; Allan Wolfe; Carl Ledbetter; and Heidi Huntsman.

CUSIP No. 768573107	Page 15 of 15
Exhibit 99.1
AGREEMENT
     Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 13, 2008	UTAH VENTURES III, L.P.

	BY:	UTAH VENTURE PARTNERS III, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ James Dreyfous

James Dreyfous
Managing Member

February 13, 2008	UTAH ENTREPRENEURS FUND III, L.P.

	BY: ITS:	UTAH ENTREPRENEUR PARTNERS III, L.L.C. GENERAL PARTNER

	By:	/s/ James Dreyfous

James Dreyfous Managing Member

February 13, 2008	UTAH VENTURE PARTNERS III, L.L.C.

	By:	/s/ James Dreyfous

James Dreyfous Managing Member

February 13, 2008	UTAH ENTREPRENEUR PARTNERS III, L.L.C.

	By:	/s/ James Dreyfous

James Dreyfous Managing Member

February 13, 2008		/s/ Blake Modersitzki

Blake Modersitzki

February 13, 2008		/s/ James Dreyfous

James Dreyfous

February 13, 2008		/s/ Allan Wolfe

Allan Wolfe

February 13, 2008		/s/ Carl Ledbetter

Carl Ledbetter

February 13, 2008		/s/ Heidi Huntsman

Heidi Huntsman